Exhibit 10.1

CONSULTANCY SERVICE AGREEMENT

This consultancy service agreement (the “Agreement”) is made among and between:

1.	HOOKIPA Biotech GmbH, FN 491551w, Helmut-Qualtinger-Gasse 2, 1030 Vienna, Austria (“Company”)

and

2.	Malte Peters, M.D., *, *, * (“Consultant”),

each of them being also designated as a “Party” and together the “Parties”.

Preamble

WHEREAS

A.	The Company is active in the biotechnological / pharmaceutical industry and in vaccine and immunotherapy development;

B.	The Consultant is an expert in the field of medical research and drug development;

C.	The Company intends to hire the Consultant to perform certain consultancy services as defined in Section 1 below.

NOW,  THEREFORE,  in  consideration  of  the  mutual  promises  and  other  good  and  valuable consideration, the Parties hereto agree as follows:

1.	Services

The Consultant agrees to perform the consultancy services agreed in the Schedules of Work attached hereto as Exhibit A (the “Services”), within the Consulting Service Term of this Agreement, as stipulated in Section 12. The Company agrees that the Consultant shall have reasonable access to the Company’s representatives as necessary and on a timely manner to perform the Services as per this Agreement. The Consultant commits to be available on average three (3) half-days per week (flexibly between eight (8) to sixteen (16) hours per week, however, not to exceed eighty (80) hours per month). Any deviation from this maximum needs to be pre-approved by the Company in writing.

2.	Payment for Services

As consideration for the performance of the Services defined in Exhibit A, the Company agrees to pay the Consultant, as follows:

2.1Fees. It is agreed between the Parties that the Services hereunder will be provided personally by the Consultant. The Company and Consultant shall mutually agree the amount of days anticipated for Services. As consideration for the performance of the Services, the Company undertakes to pay the Consultant an hourly rate of six-hundred Euros (600 €). In case the performance of the Services requires travelling by the Consultant, a rate of one half (1/2) of the normal billable hourly rate will be charged for travel time to and from the Consultants place of business and the location where the Services will be performed, and the billable travel hours will not exceed eight (8) hours per day. The monthly fees are limited to forty-eight thousand Euros (48,000 €). Any deviation from this limit needs to be pre-approved by the Company in writing and will be subject to the review and approval of HOOKIPA Pharma Inc´s Audit Committee.

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2.2Reimbursable Expenses. In addition, the Consultant shall be reimbursed for all reasonable and necessary travel expenses (including transportation, lodging and meals) incurred in the performance of the Services provided herein upon prior written consent of the Company and proper receipts of such costs. For clarity, first class flights can be necessary in case Services need to be performed in the United States of America or any other overseas location requested by Company that requires more than 7 hours of air travel from Consultant´s domicile.

2.3Payment Terms. The Consultant shall send invoices for the Services rendered and for reimbursable expenses in accordance with this Agreement on a monthly basis. These invoices shall include all applicable taxes. The Company agrees that all invoiced fees and expenses payable under this Agreement shall be paid to the Consultant within thirty (30) business days of receipt of said invoice. Payments shall be made in Euro by wire transfer to the Consultant’s designated bank account. Invoices shall be submitted electronically to accounting@hookipapharma.com.

All taxes and fees relating to amounts payable under this Agreement shall be paid and transferred by Consultant to the competent authority.

3.	Reporting

The Consultant shall give to the Company such information regarding the performance and results of the Services as required by the Company. The Consultant shall perform the Services in a professional, competent and timely manner and in accordance with industry standards and all legal and regulatory requirements applicable to the performance of the Services. Company shall not direct the manner in which Services are performed by the Consultant. The Company shall, however, be entitled to more closely specify the scope of work of the Consultant and to suspend or terminate the Consultant Services.

4.	Confidentiality

“Information” shall mean all confidential information relating to the Company, including without limitation its projects, products, processes, business, operations, ideas, formulas, compositions, generally, including without limitation financial, technical, medical, biological, legal and commercial information, know-how, manufacturing and production processes, techniques, research and development information and trade secrets relating to the Company which may be (i) disclosed to the Consultant for the purpose of providing the Services, or (ii) generated in the performance of the Services. The failure to identify the information as being confidential shall not relieve the Consultant from the obligations of confidentiality with respect to such information.

The Consultant hereby undertakes to keep the Information confidential and to use the Information solely for the purposes of providing the Services hereunder and not to disclose or reveal the Information to any third party.

Exclusions - Information shall not be deemed confidential and Consultant shall have no obligation with respect to any information which:

(i)	at the time of the disclosure, is rightfully in the public domain;
(ii)	subsequently becomes available to the public other than by a breach of this Agreement;
(iii)

is rightfully in the possession of the Consultant at the time such information is disclosed by the Company, without any limitation on use or disclosure prior to its receipt from the Company, as shown by documents or other tangible evidence in the Consultant’s possession;

(iv)	has been fully received by the Consultant from a third party, who did not obtain the same from the Company, directly or indirectly, as evidenced by written records of the Consultant;
(v)	has been independently developed by the Consultant without assistance, application or use of the Information, as evidenced by written records of the Consultant; or
(vi)	has been approved for release by a written authorization of the Company.

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Following receipt of a written request from the Company, the Consultant must deliver to the Company, all tangible materials containing or embodying the Information within thirty (30) working days following the receipt of such request. The Information shall be sent by registered mail or by courier and the Consultant shall retain proof of such mailing.

The Parties acknowledge that the disclosure of the Information, without the express written consent of the Company, may cause damages to the Company. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Consultant and that the Company shall be entitled to seek other relief, including injunction or order of a competent court or administrative agencies and specific performance, as a remedy of such breach.

The Information will be disclosed to the Consultant with the express understanding that neither the Consultant nor the Company will be obligated to enter into any further agreement relating to the Information.

It is understood and agreed that any and all proprietary rights, including, but not limited to, patent rights, trademarks and proprietary rights, in and to the Information disclosed to the Consultant shall be and remain in the possession of the Company and the Consultant shall have no right, title or interest in or to any of the Information.

This Article shall apply for the full term of this Agreement and for five (5) years after termination of this Agreement.

5.	Property Rights & Intellectual Property

5.1Definition of Property. All materials provided by Company for use by Consultant during the course of this Agreement shall remain the property of Company, along with all intellectual property rights therein (“Property”). Such Property shall include, but not be limited to Information, any documentation, technology, tools, products, program source code, or business or technical information. Modifications made by Consultant to such Property, along with any other inventions conceived, made or reduced to practice by Consultant that incorporate or rely upon any Company Property or Information (“Inventions”) shall be disclosed promptly by Consultant to, and remain the property of, Company. Consultant shall have no rights, express or implied, to use Company Property or Inventions for any purpose outside the scope of this Agreement. All Company Property will either be delivered to or in the hands of Company upon termination of the Services being provided.

5.2Ownership of Proprietary Information; Assignment. All Property, Information and Inventions including all title, patents, patent rights, copyrights, trade secret rights, database rights and other intellectual or industrial property rights of any sort anywhere in the world in connection with such Property, Information and Inventions (collectively “Rights”) shall be the sole property of Company. Consultant hereby assigns to Company any Rights that Consultant may have or acquire in such proprietary Information.

5.3Ownership of Work Product. The work product developed by Consultant during the course of this Agreement shall be the property of:

a.

Company, for all work products that consists of Company specific designs and programs, such as proprietary algorithms and expressions of trade secrets and other Company proprietary and/or confidential information;

b.

Consultant, for all work product that consists of designs and programs of a general or non- proprietary nature, including but not limited to concepts, designs, methodologies, processes, tools, technologies, training, utilities and programs that do not incorporate Company's Property, Information or Inventions.

5.4	Modifications to Work Product. Company shall have the right to use and/or modify all work

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product developed by Consultant under this Agreement, whether or not such work product is Company property as defined in Section 5.3a.

5.5.Intellectual Property. Any Rights related to the subject matter of this Agreement that are learned or discovered by Consultant during the term of this Agreement shall at all times be and remain the sole property of the Company. The Consultant agrees to execute any  and all documents appropriate to verify or transfer ownership of such Rights to the Company. The Company is entitled to transfer the intellectual property rights in full or in part to any third party. With regard to intellectual property that cannot be entirely transferred to the Company, in particular intellectual property under the Austrian Copyright Act (Urheberrechtsgesetz) the Consultant shall transfer, upon the Company's request, any and all rights that can be derived from such intellectual property rights (in particular rights to use the intellectual property / Werknutzungsrechte) to the Company.

6.	Vacation

The Consultant is not entitled to any paid vacation.

7.	Non-Competition and Non-Solicitation Undertaking

The Consultant agrees, during the term of this Agreement not to act as a consultant for any direct competitor of the Company that develops recombinant arenavirus vectors. Furthermore, the Consultant shall not employ, solicit or endeavor or entice away from the Company any person who is or was an employee of the Company during the year immediately preceding termination of this Agreement.

8.	Capacity and Approval

The Consultant represents and warrants that it is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereof are not inconsistent with or in violation of his present employment or any other obligations of the Consultant. Should the Consultant be obliged under applicable laws and regulations or employment contracts to pay any portion of the remuneration under this Agreement to his employer or any other third party, the Consultant shall be solely responsible for such payments.

9.	Independent Contractors

It is the express intention of the Parties that Consultant is an independent contractor, and is classified by the Company as such for all tax and employee benefit purposes, and is not an employee, agent, or partner of the Company.

Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and that Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations including, but not limited to, self-employment tax and social security. In the event that Consultant employs assistants or subcontractors to aid in the performance of the Services, the Parties agree that such assistants or subcontractors are employed or retained solely by Consultant, and that Consultant alone is responsible for providing workers’ compensation insurance for, paying the compensation, salaries and wages of, and ensuring that all required tax withholdings are made for such assistants or subcontractors. Should any tax or social security authority hold the Company liable for any taxes or social security contributions in connection with this Agreement, the Consultant shall fully reimburse the Company such taxes or social security contributions.

Consultant acknowledges and agrees that Consultant will be solely responsible for any insurance including without limitation the medical, accident and other liability insurances for himself for performing the Services during the term of this Agreement. Consultant agrees to hold harmless the

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Company and its directors, officers and employees from any claims, costs, damages or losses that may arise from medical conditions and/or accidents to Consultant during his performance of the Services.

10.	Entire Agreement

This Agreement and the Exhibits hereto, contain the entire Agreement between the Parties hereto with respect to the matters covered herein. No other agreements, representations, warranties, or other matters, oral or written, purportedly agreed to or represented by or on behalf of the Consultant, shall be deemed to bind the Parties hereto with respect to the subject matter hereof. The Company acknowledges that it is entering into this Agreement solely on the basis of representations contained herein. In the event of a conflict in the provisions of the Exhibits hereto and the provisions set forth in the Agreement, the provisions of the Agreement shall prevail.

11.	Applicable Law and competent jurisdiction

This Agreement is subject to Austrian law. The competent court in the first district of the City of Vienna, Austria, shall have exclusive jurisdiction for all disputes between the Parties arising out of or in connection with this Agreement.

12.	Term and Termination

12.1Upon signature by both Parties, but subject to HOOKIPA Pharma Inc´s Audit Committee´s approval of the terms of this Agreement, this Agreement shall become effective on September 15, 2023 (“Effective Date”) and shall remain in force for six months (“Consulting Service Term”). The Agreement shall be automatically extended on a monthly basis, unless terminated by either Party in writing. Should HOOKIPA Pharma Inc´s Audit Committee not approve the terms of this Agreement within two weeks of the Effective Date, this Agreement shall immediately terminate.

12.2This Agreement may be terminated by either Party at any time on cause (aus wichtigem Grund) with immediate effect as well as without cause upon a thirty (30) day written notice delivered to the other Party. In the event a notice of termination is issued, the Company shall promptly pay to the Consultant any monies due and owing to the Consultant in relation to any Services performed by the Consultant prior to the date of such termination and the Consultant will promptly return to the Company all tangible materials containing or embodying the Information. The requirements of Section 4, 5, 7, 9, 11 and 14 shall survive and remain in effect upon the expiration or termination of this Agreement.

13.	Professional Standards

Consultant represents and warrants that the Service shall be performed and completed in accordance with the appropriate professional standards and guidelines and all applicable laws, regulations and policies.

14.	Severability

The illegality, invalidity or unenforceability in any jurisdiction of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement in that or any other jurisdiction. The Parties undertake to negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the Parties.

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15.	Notices

Any notice in connection with this Agreement shall be sent by registered mail, delivery or fax as follows:

Company:	Consultant:
CEO	Malte Peters, M.D.
HOOKIPA Biotech GmbH
Helmut-Qualtinger-Gasse 2	*
1030 Vienna	*
Austria	*

or to such other address or facsimile number as is notified in writing from time to time by any Party to this Agreement to the other Party hereto.

16.	Assignment

A Party may not assign this Agreement without the prior written consent of the other Party.

17.	Miscellaneous

This Agreement may be executed in one or more counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one valid and binding Agreement. A facsimile copy or portable document format (PDF) copy of an executed counterpart signature page will be as valid as an originally executed counterpart for purposes of signing this Agreement.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement.

HOOKIPA BIOTECH GMBH		CONSULTANT

By:		By:
Name:	Joern Aldag	Name:	Malte Peters, M.D.
Title:	CEO	Date:	September 12, 2023
Date:	September 12, 2023

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EXHIBIT A

Schedules of Work

Scope of the Services:

•	Serve as “Senior Clinical Advisor” to Company and its affiliate HOOKIPA Pharma Inc.
•	Support hand-over of clinical programs from current CMO
•	Oversee clinical programs of Company and its affiliate HOOKIPA Pharma Inc.
•	Provide guidance to Company and its affiliate HOOKIPA Pharma Inc. on further developments of HOOKIPA´s clinical programs
•	Functional lead of the clinical development function (including therapeutic areas), directly interacting with subject matter experts and staff at Company and its affiliate HOOKIPA Pharma Inc.
•	Cooperation with COO to transition clinical operations and regulatory affairs from COO to one Global Research & Development function
•	Hand-over and onboarding of new Global Head of R&D function

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